Exhibit 4.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 of Green Growth Brands Inc. (the “Registration Statement”) of our report dated September 13, 2018 relating to the audited consolidated financial statements of Xanthic Biopharma Inc. for the year ended June 30, 2018 and related notes. We also consent to the reference to us under the heading “Experts” in the offer to purchase and takeover bid circular dated January 22, 2019 made by Green Growth Brands Inc. to the holders of Aphria Shares, which is part of the Registration Statement.

(signed) “MNP LLP”

MNP LLP

January 22, 2019